PRICING SUPPLEMENT NUMBER 16                                   Filed Under Rule
(TO PROSPECTUS DATED NOVEMBER 28, 1995)                    424(b)(2) and 424(c)
CUSIP 71345L EE-4                                             File No. 33-64243
                                   $25,000,000


                                 PEPSICO, INC.



                   6.50% CALLABLE DEBT SECURITIES DUE MAY 22, 2013
                            Interest Payable Monthly
                               -----------------------


Underwriter:                          Smith Barney Inc.

Initial Offering Price:               100.00%

Underwriter's Discount:               0%

Currency:                             U. S. Dollars

Date of Issue:                        May 22, 1998

Issuance form:                        Book entry

Scheduled Maturity Date:              May 22, 2013

Interest Rate:                        6.50% per annum

Day count basis:                      30/360

Interest Accrual Date:                May  22,   1998  or  the   most
                                      recent date for which  interest
                                      has been paid or provided  for,
                                      as the  case  may be.  Interest
                                      will accrue from each  Interest
                                      Accrual  Date to but  excluding
                                      the  next  succeeding  Interest
                                      Payment Date.

Interest Payment Dates:               Monthly  on the  22nd  of  each
                                      month,   commencing   June  22,
                                      1998,   and   ending   on   the
                                      Scheduled  Maturity  Date or an
                                      earlier   Optional   Redemption
                                      Date.

Principal Payment Date:               Scheduled  Maturity Date, or an
                                      earlier   Optional   Redemption
                                      Date.

Business Days:                        New York

Calculation Agent:                    PepsiCo, Inc.

Optional Redemption Dates:            The   6.50%    Callable    Debt
                                      Securities  Due May  22,  2013,
                                      (the  "Notes") may be redeemed,
                                      in whole  but not in  part,  at
                                      the option of PepsiCo,  at 100%
                                      of   the    principal    amount
                                      thereof,  plus accrued interest
                                      to    the    date    of    such
                                      redemption,  on May 22, 2000 or
                                      any     subsequent     Interest
                                      Payment   Date   prior  to  the
                                      Scheduled  Maturity Date,  upon
                                      30  days   written   notice  by
                                      PepsiCo  to the  Trustee  under
                                      the   Indenture   dated  as  of
                                      December   14,   1994  for  the
                                      benefit of the  holders of such
                                      Notes.

Option to elect prepayment:           None

Sinking fund:                         Not applicable

Settlement Date:                      May 22, 1998

The Notes will be purchased by the Underwriter at 100.00% of their principal amount, and will be offered to the public at varying prices to be determined by the Underwriter based on prevailing market prices at the time of sale.

For U.S. federal income tax purposes, the Notes will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations.


                             ----------------------------

                                 SALOMON SMITH BARNEY
                             ----------------------------
April 30, 1998